ARTICLES OF AMENDMENT AND RESTATEMENT
OF
AQUINAS SENIOR LIVING, INC.

Aquinas Senior Living, Inc. (the **"Corporation"**) a corporation organized and existing under the laws of the State of Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland as follows:

1. The Articles of Amendment and Restatement set forth herein (the **"Charter"**) were duly approved and advised by a majority of the board of directors of the Corporation (the **"Board of Directors"**) and approved by the stockholders of the Corporation on December 19, 2025

2. The Corporation was originally incorporated in the State of Maryland on October 23, 2023 pursuant to the Articles of Incorporation filed with the Secretary of State of the State of Maryland on that date (the "**Original Articles**").

3. The Original Articles were amended through Articles of Amendment (the "**Articles of Amendment**") filed on February 20, 2024 to increase the authorized shares of the Corporation to 5,000,000 shares of common stock par value $0.0001, and 25,000,000 shares of preferred Class A stock par value $0.0001.

4. Articles of merger were filed for the Corporation and Institutional Strategies Corp, a Delaware corporation on April 4, 2024 with the Corporation as the surviving entity (the "**Articles of Merger**").

5. A certificate of correction to the Articles of Merger and Articles of Amendment were filed on April 30, 2024 correcting the number of authorized shares of the Corporation to 25,000,000 shares of common stock par value $0.0001, and 5,000,000 shares of preferred stock par value $0.0001.

6. Articles supplementary were filed on July 2, 2025 (the "**Articles Supplementary**"), designating Series A preferred stock of the Corporation.

7. The Corporation desires to amend and restate its charter. The Original Articles, as amended by the Articles of Amendment as corrected on April 30, 2024, and the Articles Supplementary, are hereby amended and restated in their entirety as follows:

ARTICLES

FIRST: The name of the corporation is Aquinas Senior Living, Inc.

SECOND: The name and address of the resident agent for service of process of the Corporation in the State of Maryland is Paracorp Incorporated, 245 West Chase Street, Baltimore, MD 21201, Baltimore City. The address of the Corporation's principal office in the State of Maryland is c/o Barley Snyder LLP, 6700 Alexander Bell Dr, Suite 200, Columbia, MD 21046. The Corporation may have such other offices and places of business within or outside the State of Maryland as the board of directors may from time to time determine.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law (the "**MGCL**").

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 100,000,000, consisting of 25,000,000 shares of common stock, par value of $0.0001 per share, and

75,000,000 shares of preferred stock, par value of $0.0001 per share. The number of shares of each class and the rights, preferences, and limitations of each class are described in the Articles.

(a) As of immediately before the amendment, the total number of shares of stock of all classes which the Corporation had authority to issue was 30,000,000, consisting of 25,000,000 shares of Common Stock, par value $0.0001 per share, and 5,000,000 shares of Preferred Stock, par value $0.0001 per share.

(b) As amended, the total number of shares of stock of all classes which the Corporation has authority to issue is 100,000,000, consisting of 25,000,000 shares of Common Stock, par value $0.0001 per share, and 75,000,000 shares of Preferred Stock, par value $0.0001 per share, including Series A, Series B, and Series C Preferred Stock.

(c) The aggregate par value of all shares having a par value is $2,500 before the amendment and $10,000 after the amendment.

(d) The shares of stock of the Corporation are divided into classes, but the descriptions of each class of stock of the Corporation are not changed by the amendment except the addition of Series B Preferred Stock and Series C Preferred Stock.

(A) <u>Common Stock.</u>

I. The holders of common stock will be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders.

II. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of common stock shall be entitled to share, ratably according to the number of shares of common stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.

(B) <u>Preferred Stock.</u>

The Board of Directors of the Corporation is authorized, subject to any limitations prescribed by the laws of the State of Maryland, by resolution or resolutions, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Maryland ("**Certificate of Designation**"), to establish from time to time the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of such class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of preferred stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation designating a series of Preferred Stock.

Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provision, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting powers, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari

passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock

I. Definitions

1. **"Amended and Restated Articles"** means these Articles of Amendment and Restatement, as it may be amended from time to time.

2. **"Applicable Courts" shall mean** the state and federal courts sitting in the Commonwealth of Pennsylvania.

3. **"Business Day"** shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

4. **"Charter"** shall have the meaning assigned to such term in the first paragraph of the preamble.

5. **"Close of Business"** shall mean 5:00 p.m. (New York or Eastern Standard Time).

6. **"Closing Bid Price"** of the Common Stock on any date shall mean the closing bid price per share on that date as reported on the NASDAQ Capital Market. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the "Closing Bid Price" will be the last quoted bid price for the Common Stock reported in the over-the-counter market on the relevant date. If the Common Stock is not so quoted, the "Closing Bid Price" will be determined by the Board of Directors in their reasonable, good faith discretion.

7. **"Common Stock"** shall mean the common stock, par value $0.0001 per share, of the Corporation or any other capital stock of the Corporation into which such Common Stock shall be reclassified or changed.

8. **"Conversion Agent"** shall have the meaning assigned to such term in Section B(II)(11) of Article 4.

9. **"Conversion Date"** shall have the meaning assigned to such term in Section B(II)(5)(h)(i) of Article 4.

10. **"Conversion Rate"** shall mean, in respect of each share of Series A Preferred Stock, a number equal to 1.10.

11. **"Corporation"** shall have the meaning assigned to such term in the preamble.

12. **"Deemed Liquidation Event"** shall mean any sale, transfer or other disposition of all or substantially all of the assets of the Corporation.

13. **"Determination Date"** shall mean May 31, 2024.

14. **"Holder"** shall mean a holder of record of capital stock of the Corporation. When referenced in a particular Preferred Stock series designation, it shall refer to a holder of record of shares of that particular series of Preferred Stock.

15. **"Issue Price"** shall mean $3.00 per share of Series A Preferred Stock, $4.00 per share of Series B Preferred Stock, and $5.00 per share of Series C Preferred Stock.

16. **"Issue Price Preference"** shall mean an amount equal to (i) the Issue Price multiplied by the number of shares of Series B Preferred Stock when referencing Series B Preferred Stock, and (ii) the Issue Price multiplied by the number of shares of Series C Preferred Stock when referencing Series C Preferred Stock.

17. **"Junior Stock"** shall mean all classes of the Common Stock, and each other class of capital stock or series of Preferred Stock of the Corporation established after the Determination Date by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with another class or series of capital stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

18. **"Liquidation Event"** shall mean any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

19. "**Liquidation Preference"** shall mean the Series A Liquidation Preference, Series B Liquidation Preference, and any other like preference set forth in the Certificate of Designation of any other series of Preferred Stock.

20. **"Market Disruption Event"** shall mean, where applicable: (i) a failure by the primary United States national securities or regional exchange or market on which the Common Stock is listed, admitted for trading or quoted to open for trading during its regular trading session; or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Trading Day for the Common Stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

21. **"Notice of Conversion"** shall have the meaning assigned to such term in Section B(II)(6)(a) of Article 4.

22. **"Parity Stock"** shall mean any class of capital stock or series of Preferred Stock of the Corporation established after the Determination Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with another class or series of capital stock as to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

23. **"Paying Agent"** shall have the meaning assigned to such term in Section B(II)(12) of Article 4.

24. **"Payment Date"** shall mean January 1, 2026, and the first day of each calendar month thereafter.

25. **"Person"** shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

26. **"Preferred Stock"** shall have the meaning assigned to such term in the first paragraph of the preamble.

27. **"Reference Property"** shall have the meaning assigned to such term in Section B(II)(8) of Article 4.

28. **"Registrar"** shall have the meaning assigned to such term in Section B(II)(12) of Article 4.

29. **"Scheduled Trading Day"** shall mean any day that is scheduled to be a Trading Day. If the Common Stock is not listed for trading or quotation on or by any exchange or quotation system, Scheduled Trading Day means a Business Day.

30. **"Securities Act"** shall mean the Securities Act of 1933, as amended.

31. **"Senior Stock"** shall mean each class of capital stock or series of Preferred Stock of the Corporation established after the Determination Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to another class or series of capital stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

32. **"Series A Preferred Stock"** shall have the meaning assigned to such term in Section B(II)(1)(a) of Article 4.

33. **"Series B Call Price"** shall have the meaning assigned to such term in Section (B)(III)(6) of Article 4.

34. **"Series B Initial Issuance Date"** shall mean the date on which the Corporation records the issuance of the first share of Series B Preferred Stock in its stock ledger following receipt of the applicable consideration and acceptance of the purchase by the Corporation.

35. **"Series B Liquidation Preference"** shall mean an amount equal to any accrued but unpaid dividends owed to the Holders of Series B Preferred Stock.

36. **"Series B Preferred Stock"** shall have the meaning assigned to such term in Section (B)(III)(1)(a) of Article 4.

37. **"Series C Call Price"** shall have the meaning assigned to such term in Section (B)(IV)(6) of Article 4.

38. **"Series C Initial Issuance Date"** shall mean the date on which the Corporation records the issuance of the first share of Series C Preferred Stock in its stock ledger following receipt of the applicable consideration and acceptance of the purchase by the Corporation.

39. **"Series C Liquidation Preference"** shall mean an amount equal to any accrued but unpaid dividends owed to the Holders of Series C Preferred Stock.

40. **"Series C Preferred Stock"** shall have the meaning assigned to such term in Section B(IV)(1)(a) of Article 4.

41. **"Trading Day"** shall mean a day during which (i) trading in the Common Stock generally occurs on The Nasdaq Capital Market, or if the Common Stock is not listed on the Nasdaq Capital Market, then the principal U.S. national or regional securities exchange on which the Common Stock is listed, admitted for trading or quoted or, if the Common Stock is not so listed, admitted for trading or quoted, any Business Day, and (ii) there is no Market Disruption Event. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for a regular full Trading Day on the relevant exchange or trading system. For the avoidance of doubt, Trading Day shall not include any Scheduled Trading Day with a scheduled closing time earlier than the then standard closing time for a regular full Trading Day even if such earlier closing time is the scheduled closing time for such day.

42. **"Transfer Agent"** shall have the meaning assigned to such term in Section B(II)(12) of Article 4.

II. Series A Preferred Stock.

1. Designation; Number of Shares; Rank.

a. Designation; Number of Shares. A series of Preferred Stock, designated the Series A Preferred Stock (the **"Series A Preferred Stock")**, is hereby established. The par value of the Series A Preferred Stock shall be $0.0001 per share. The number of authorized shares of Series A Preferred Stock shall be 800,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock below the number of shares of Series A Preferred Stock then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or other rights to acquire shares of Series A Preferred Stock.

b. Rank. The Series A Preferred Stock, with respect to dividend rights, ranks (a) senior to all Junior Stock; and (b) on a parity, in all respects, with all Parity Stock including Series B Preferred Stock and Series C Preferred Stock. The Series A Preferred Stock will also rank junior in right of payment to the Corporation's other existing and future indebtedness. The Series A Preferred Stock has no preferential rights upon liquidation, dissolution or winding up of the Corporation except as explicitly stated herein. The Corporation has the right to authorize and/or issue additional shares or classes or series of capital stock without the consent of the Holders.

2. Distributions.

a. Holders of record of the Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board or an authorized committee thereof, out of funds of the Corporation legally available therefor, non-cumulative cash dividends at the annual rate of 4.0% of the Issue Price of each such share of Series A Preferred Stock, with each aggregate payment made to each record holder of the Series A Preferred Stock being rounded to the next lowest cent.

b. Dividends on the Series A Preferred Stock will accrue from the Determination Date and will be payable (when, as and if declared by the Board of Directors of the Corporation out of funds of the Corporation legally available therefor) quarterly, in arrears, in United States dollars commencing on June 30, 2024, and on the last day of

each calendar quarter of each year thereafter to the Holders of record of the Series A Preferred Stock as they appear on the books of the Corporation on the fifteenth day of the last day of the calendar quarter, whether or not a Business Day, for which the dividends are payable, unless the Board of Directors or a committee thereof shall establish a different record date. In the case of the dividend payable on June 30, 2024, such dividend shall cover the period from the Determination Date to June 30, 2024. In the event that any date on which dividends are payable is not a Business Day, then payment of the dividend payable on such date will be made on the next succeeding Business Day without any interest or other payment in respect of any such delay, except that, if such Business Day is in the next succeeding calendar year, such payment will be made on the Business Day immediately preceding the relevant date of payment, in each case with the same force and effect as if made on such date.

c. Dividends on the Series A Preferred Stock will be non-cumulative. The Corporation is not obligated or required to declare or pay dividends on the Series A Preferred Stock, even if it has funds available for the payment of such dividends. If the Board or a committee thereof does not declare a dividend payable on a dividend payment date in respect of the Series A Preferred Stock, then the Holders of such Series A Preferred Stock shall have no right to receive a dividend in respect of the quarterly dividend period ending on such dividend payment date, and the Corporation will have no obligation to pay the dividend accrued for such quarterly dividend period or to pay any interest thereon, whether or not dividends on such Series A Preferred Stock are declared for any future quarterly dividend period.

d. The amount of dividends payable for any quarterly dividend period will be computed on the basis of twelve 30-day months and a 360-day year. The amount of dividends payable for any period shorter than a full quarterly dividend period will be computed on the basis of the actual number of days elapsed in such period.

e. Subject to any applicable fiscal or other laws and regulations, each dividend payment will be made by check and mailed to the record holder thereof at such Holder's address as it appears on the register for such Series A Preferred Stock.

f. So long as any shares of the Series A Preferred Stock remain outstanding, the Corporation shall not declare, set apart or pay any dividend or make any other distribution of assets (other than dividends paid or other distributions made in stock of the Corporation ranking senior to the Series A Preferred Stock as to the payment of dividends) on, or redeem, purchase, set apart or otherwise acquire (except upon conversion or exchange for stock of the Corporation ranking senior to the Series A Preferred Stock as to the payment of dividends), shares of Junior Stock unless the full quarterly dividend on the Series A Preferred Stock for the then current calendar quarter has been or is contemporaneously declared and paid or declared and set apart for payment.

g. When dividends are not paid in full on the Series A Preferred Stock and any other shares of stock of the Corporation ranking on a parity as to the payment of dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any such other shares of stock of the Corporation will be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Stock and any such other shares of stock will in all cases bear to each other the same ratio that the accrued dividends per share on the Series A Preferred Stock for the then current

dividend period bears to the accrued dividends per share on such other shares of stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend).

h. Holders of record of the Series A Preferred Stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of the dividends provided for herein on the shares of Series A Preferred Stock.

3. Voting Rights. Holders of Series A Preferred Stock will not have any voting rights, except as provided by the MGCL or as expressly provided for in these Amended and Restated Articles.

4. Conversion. Shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 4. From and after May 31, 2029, the Corporation may, at its sole option and subject to the notice requirements described in these Amended and Restated Articles, at any time and from time to time, convert any or all of the shares of Series A Preferred Stock into fully paid and nonassessable shares of the Common Stock at the Conversion Rate in effect at the Close of Business on the Conversion Date (the **"Conversion Right"**).

5. Mechanics of Conversion.

a. Exercise. The Corporation may exercise its Conversion Right by sending a notice of conversion (a "**Notice of Conversion**") to the affected Holder(s) specifying the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Corporation transmits such Notice of Conversion to the Holder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. Each share of Series A Preferred Stock shall be convertible into a number of fully paid and nonassessable shares of Common Stock equal to the Conversion Rate in effect at the Close of Business on the Conversion Date.

b. Holder's Duty. Upon receipt by the Holder of the Notice of Conversion, the Holder shall, within three (3) Business Days, deliver to the Corporation a certificate for at least the number of shares of Series A Preferred Stock to be converted. If required by the Corporation or the Transfer Agent, the Holder shall also submit a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the Holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required (collectively, the "**Conversion Documents**").

c. Corporation's Response. Upon receipt by the Corporation of all Conversion Documents, the Corporation shall, within three (3) Business Days, issue and deliver to the Holder the number of shares of Common Stock to which the Holder shall be entitled as a result of the conversion. If the number of shares of Series A Preferred Stock represented by the stock certificate(s) submitted for conversion is greater than the number of shares of Series A Preferred Stock being converted, then the Corporation shall, as soon as practicable, issue and deliver to the Holder a new stock certificate representing the number of shares of Series A Preferred Stock not converted.

d. Record Holder. On and after the Close of Business on the Conversion Date, the Person entitled to receive the shares of Common Stock issuable upon a Conversion of Series A Preferred Stock shall be treated for all purposes as the record holder of such shares of Common Stock.

e. Taxes. The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock or other securities or property upon conversion, whether optional or mandatory, of the Series A Preferred Stock in a name other than that of the Holder of the shares of Series A Preferred Stock being converted, nor shall the Corporation be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

f. Fractional Shares. If, upon conversion of the Series A Preferred Stock, a Holder would be entitled to receive a fractional interest in a share of the Common Stock, the Corporation will, upon conversion, pay in lieu of such fractional interest, cash in an amount equal to the product of (a) the Closing Bid Price of a share of Common Stock on the Trading Day immediately preceding the date on which shares of Common Stock are issued upon conversion of a share of Series A Preferred Stock, and (b) such fraction of a share.

g. Series A Preferred Stock Not Redeemable; No Sinking Fund. The Series A Preferred Stock shall not be redeemable upon the request of Holders thereof or exchangeable for other capital stock or indebtedness of the Corporation or other property upon the request of Holders thereof. The shares of Series A Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund.

h. Effects of Conversion.

i. The date on which the Corporation delivers a Notice of Conversion is the "**Conversion Date.**" If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder.

ii. Upon any such conversion of any share of Series A Preferred Stock, the Holder thereof shall also be entitled to receive a sum, in cash, equal to all declared and unpaid dividends thereon to the Conversion Date.

iii. The Corporation shall deliver the shares of the Common Stock (in respect of the conversion obligation) and cash (in respect of any fractional shares and declared and unpaid dividends) deliverable upon conversion no later than the seventh Business Day immediately following the relevant Conversion Date.

iv. On and after the Close of Business on the Conversion Date, the converted shares of Series A Preferred Stock shall cease to be outstanding, dividends with respect to such shares of Series A Preferred Stock shall cease and all rights whatsoever with respect to such shares of converted Series A Preferred Stock (except the right to receive the Common Stock, any accrued and unpaid dividends to the date of such conversion in cash and any cash in lieu of fractional shares of Common Stock

due in connection with such conversion in accordance with Section 4) shall terminate.

i. **Reservation of Shares; Compliance with Law.** A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Series A Preferred Stock outstanding upon the basis hereinbefore provided shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion, subject to the other provisions of this Section 5. If the Corporation shall issue any securities or make any change in its capital structure that would change the number of shares of Common Stock into which each share of the Series A Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series A Preferred Stock on the new basis. The Corporation shall comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of the Series A Preferred Stock.

6. **Conversion Rate Adjustments.**

a. Except as stated herein, the Corporation will not adjust the Conversion Rate for the issuance of shares of the Common Stock or any securities convertible into or exchangeable for shares of the Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities.

b. If, after the Determination Date, the Corporation: (i) pays a dividend or makes another distribution on Common Stock to holders of Common Stock payable in shares of Common Stock; (ii) subdivides or splits the outstanding shares of Common Stock into a greater number of shares of Common Stock; or (iii) combines or reclassifies or otherwise changes the outstanding shares of Common Stock into a smaller number of shares of Common Stock (each of (i) through (iii) an **"Adjustment Event"**), then the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately before such Adjustment Event occurred by the number of shares of Common Stock which a Person who owns only one (1) share of Common Stock immediately before the record date or effective date, as applicable, of such Adjustment Event, and who is entitled to participate in such Adjustment Event, would own immediately after giving effect to such Adjustment Event (without giving effect to any arrangement pursuant to such Adjustment Event not to issue fractional shares of Common Stock). The Conversion Rate, as so adjusted, will be calculated to the nearest 1/10th of a share. Such Conversion Rate adjustment shall become effective: (1) in the case of an Adjustment Event described in this Section 6(b)(i) or (ii), immediately after the Close of Business on the record date; and (ii) in the case of an Adjustment Event described in Section 6(b)(iii), at the effective time of such Adjustment Event. For avoidance of doubt, if, after the Determination Date, the Corporation pays a dividend or makes another distribution on Common Stock to holders of Common Stock that is payable, in part (and not exclusively), in shares of Common Stock, then such dividend or distribution will be treated as an event described in Section 6(b)(i) with respect to the portion paid in Common Stock only.

7. **Conversion Upon Reorganization Event.** If, after the Determination Date: (i) there occurs (A) any consolidation or merger of the Corporation with or into another Person; (B) any sale, transfer, lease, exchange or conveyance to another Person of the assets of the

Corporation as an entirety or substantially as an entirety; or (C) any statutory exchange of securities of the Corporation with another Person or any binding share exchange which reclassifies or changes the outstanding Common Stock (excluding (i) a change in par value, or from par value to no par value, or from no par value to par value, and (ii) a change as a result of a transaction that is subject to Section 6(b)) (any such event in clauses (A) through (C), inclusive, a **"Reorganization Event"**); and (ii) pursuant to such Reorganization Event, the Common Stock is converted into or exchanged for, or constitutes solely the right to receive, cash, securities or other property, then, effective immediately after the effective time of such Reorganization Event, the Corporation shall make provision for each outstanding share of Series A Preferred Stock to be converted into or to receive in exchange for such share, out of funds legally available therefor, the kind and amount of cash, securities or other property (collectively, **"Reference Property"**) receivable pursuant to such Reorganization Event by a holder of a number of shares of Common Stock equal to the Conversion Rate in effect at such effective time. For purposes of this Section, if holders of Common Stock have a right to elect the type of consideration receivable in connection with a Reorganization Event, the Holders of shares of Series A Preferred Stock shall have a similar right of election, including being subject to any pro-ration provision applicable to the right of election of holders of Common Stock in connection with such Reorganization Event. On and after the effective time of a Reorganization Event of the type referred to in clause (A) of the first sentence of this Section, each outstanding share of Series A Preferred Stock shall cease to be outstanding, dividends on such share shall cease to accrue, and all rights of the Holder(s) of such share shall terminate with respect to such share, other than the right to receive the kind and amount of Reference Property into which such share of Series A Preferred Stock has been converted plus any declared and unpaid dividends.

8. Notice of Adjustments. Whenever the Conversion Rate is adjusted pursuant to Section 6.b, the Corporation shall, within ten (10) Business Days following the occurrence of the event that requires such adjustment, (i) compute the adjusted Conversion Rate in accordance with Section 6.b; and (ii) cause the Chief Financial Officer of the Corporation (or a designee of such Chief Financial Officer) to prepare and mail to each Holder, at such Holder's last address shown on the records of the Corporation, a certificate setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series A Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (i) any adjustments and readjustments since the date of original issue of the Series A Preferred Stock, (ii) the applicable Conversion Rate at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Holder's Series A Preferred Stock.

9. Status of Series A Preferred Stock Upon Retirement. Shares of Series A Preferred Stock that are converted pursuant to Section 4 or are otherwise redeemed shall be retired pursuant to the MGCL, or any successor provision, and thereupon shall return to the status of authorized and unissued shares of Preferred Stock of the Corporation without designation as to series. Upon the conversion pursuant to Section 4 or other redemption of all outstanding shares of Series A Preferred Stock, all provisions of these Amended and Restated Articles relating to the designation of Series A Preferred Stock shall cease to be of further effect. Upon the occurrence of such event, the Board of Directors of the Corporation shall have the power, pursuant to the MGCL, and without stockholder action, to cause this designation of Series A Preferred Stock within these Amended and Restated Articles to be eliminated from the Corporation's Charter.

10. **Certificates.** The Corporation may, in its sole discretion, deem the Person in whose name shares of Series A Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series A Preferred Stock for all purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effective to satisfy and discharge the liabilities arising under these Amended and Restated Articles to the extent of the sum or sums so paid or the conversion so made

11. **Transfer, Payment and Conversion.** The Series A Preferred Stock may be presented to the Corporation at its principal place of business for transfer, payment or conversion. The Corporation also shall maintain or cause to be maintained a register in which, subject to such reasonable regulations as it may prescribe, the Corporation shall provide for the registration of shares of Series A Preferred Stock and of transfers of shares of Series A Preferred Stock for the purpose of registering shares of Series A Preferred Stock and of transfers of shares of Series A Preferred Stock as herein provided. The initial registrar for the Series A Preferred Stock (the "**Registrar**") shall be the Corporation. The Corporation may appoint one or more additional transfer agents, paying agents and/or conversion agents in such other locations as it shall determine. The term "Transfer Agent" includes any additional transfer agent, the term **"Paying Agent"** includes any additional paying agent, and the term **"Conversion Agent"** includes any additional conversion agent. The Corporation may change any Transfer Agent, Paying Agent or Conversion Agent without prior notice to any Holder.

12. **No Preemptive Rights.** Holders of Series A Preferred Stock shall not be entitled to preemptive rights to acquire additional capital stock of the Corporation.

III. Series B Preferred Stock

1. **Designation: Number of Shares; Rank.**

   a. **Designation; Number of Shares.** A series of Preferred Stock, designated the Series B Preferred Stock (the **"Series B Preferred Stock")**, is hereby established. The par value of the Series B Preferred Stock shall be $0.0001 per share. The number of designated shares of Series B Preferred Stock shall be 1,250,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Preferred Stock below the number of shares of Series B Preferred Stock then outstanding plus the number of shares issuable upon exercise of outstanding rights, options, or warrants, or other rights to acquire shares of Series B Preferred Stock.

   b. **Rank.** The Series B Preferred Stock, with respect to dividend rights, ranks (a) senior to all Junior Stock; and (b) on a parity, in all respects, with all Parity Stock, including the Series A Preferred Stock and the Series C Preferred Stock. With respect to any liquidation, dissolution, or winding up of the Corporation, the Series B Preferred Stock, with respect to dividend rights, ranks (a) senior to all Junior Stock; and (b) on parity, in all respects, with all Parity Stock, including Series C Preferred Stock as described in Section 3 below. Also, the Series B Preferred Stock and all other capital stock of the Corporation ranks junior in right of payment to the Corporation's existing and future

indebtedness. The Corporation has the right to authorize and/or issue additional shares or classes or series of capital stock without the consent of the Holders.

2. **Distributions.**

a. From and after the date on which the Corporation records the issuance of the first share of Series B Preferred Stock in its stock ledger following receipt of the applicable consideration and acceptance of the purchase by the Corporation (the "**Series B Initial Issuance Date**"), each Holder of shares of Series B Preferred Stock will be entitled to receive, when and as declared by the Board of Directors in its sole discretion, cumulative dividends, which dividends will be paid by the Corporation out of funds legally available therefor, payable in cash at the rate of ten percent (10%) per annum on the Issue Price per share of Series B Preferred Stock, payable monthly in arrears. The initial payment date will be January 1, 2026 and each subsequent payment date will be the first day of each calendar month thereafter (each a "**Payment Date**"). The record date to qualify for payment of dividends for a Payment Date is thirty (30) days prior to the Payment Date. Dividends will be computed on the basis of twelve (12) 30-day months and a 360-day year. Each payment made to a Series B Holder shall be rounded to the next lowest cent. Subject to any applicable fiscal or other laws and regulations, each dividend payment will be made by check and mailed to the Series B Holder's address as it appears on the register for such share of Series B Preferred Stock on the Payment Date.

b. So long as any shares of the Series B Preferred Stock remain outstanding, the Corporation shall not declare, set apart or pay any dividend or make any other distribution of assets (other than dividends paid or other distributions made in stock of the Corporation ranking senior to the Series B Preferred Stock as to the payment of dividends) on, or redeem, purchase, set apart or otherwise acquire (except upon conversion or exchange for stock of the Corporation ranking senior to the Series B Preferred Stock as to the payment of dividends, if any), shares of Junior Stock unless all cumulative dividends and the full monthly dividend on the Series B Preferred Stock for the then current calendar month has been or is contemporaneously declared and paid or declared and set apart for payment.

c. When dividends are not paid in full on the Series B Preferred Stock and any other shares of stock of the Corporation ranking on a parity as to the payment of dividends with the Series B Preferred Stock, all dividends declared upon the Series B Preferred Stock and any such other shares of stock of the Corporation will be declared pro rata so that the amount of dividends declared per share on the Series B Preferred Stock and any such other shares of stock will in all cases bear to each other the same ratio that the dividends per share on the Series B Preferred Stock for the then current dividend period bears to the dividends per share on such other shares of stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend).

d. Holders will not be entitled to any dividend, whether payable in cash, property or stock, in excess of the dividends provided for herein on the shares of Series B Preferred Stock.

3. **Liquidation, Dissolution, and Winding Up**

a. **Liquidation Event.** In the event of any Liquidation Event, not including a Deemed Liquidation Event, before any distribution or payment shall be made to Holders of Junior Stock, the Holders of the Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available for distribution to its stockholders, (i) the Issue Price per share, and (ii) a ratable amount of any unpaid cumulative dividends owed to the Holders of Series B Preferred Stock (the "**Series B Liquidation Preference**") for any completed month. Such Series B Liquidation Preference shall be made in parity with any Holders of Parity Stock who also are entitled to receive a Liquidation Preference. After payment in full of the Series B Liquidation Preference, Holders of the Series B Preferred Stock shall not participate further in distribution of any remaining assets of the Corporation.

b. **Deemed Liquidation Event.** Upon a Deemed Liquidation Event, before any distribution or payment shall be made to Holders of Junior Stock, the Holders of the Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation, legally available for distribution to its stockholders, an amount equal to the Series B Liquidation Preference in parity with Holders of Parity Stock also entitled to a Liquidation Preference. Thereafter, Holders of Series B Preferred Stock will share ratably with any Holders of Parity Stock, ten percent (10%) of any remaining assets of the Corporation.

4. **Voting Rights.** Holders of Series B Preferred Stock will not have any voting rights, except as provided by the MGCL or as expressly provided for in these Amended and Restated Articles.

5. **No Conversion Rights.** There are no conversion rights for the Series B Preferred Stock.

6. **Corporation Call of Shares.** The Corporation may, at its sole option, redeem or call the shares of Series B Preferred Stock, in whole or in part, any time after eighteen (18) months from the Series B Initial Issuance Date, in cash, upon giving not less than ten (10) Business Days' prior written notice to any Holders whose shares are being redeemed. The Corporation shall call shares pro rata from the Holders of Series B Preferred Stock. The price for any shares called for redemption shall equal (i) the Issue Price for the shares, and (ii) an amount equal to any unpaid cumulative dividends for the Series B Preferred Stock multiplied by the number of shares of Series B Preferred Stock being redeemed divided by the total number of outstanding shares of Series B Preferred Stock (the **"Series B Call Price"**). For non-certificated shares, the Series B Call Price must be paid by the Corporation within thirty (30) days of the date of notice of the call provided to the Holders. For certificated shares, the Series B Call Price must be paid by the Corporation within thirty (30) days after the surrender to the Corporation the certificates thereof. Upon the Corporation's exercise of its call right and payment of the Series B Call Price, all rights of the Holders with respect to the called shares, including the right to receive future dividends, shall terminate and such shares shall return to the status of authorized and unissued shares of Preferred Stock as described in Section 7 below.

7. **Status of Series B Preferred Stock Upon Retirement.** Shares of Series B Preferred Stock that are called pursuant to Section 6 above thereupon shall return to the status of authorized and unissued shares of Preferred Stock of the Corporation without designation as to a specific series. If pursuant to Section 6 above, all outstanding shares of Series B Preferred

Stock are called by the Corporation, all provisions of the designation of Series B Preferred Stock within these Amended and Restated Articles shall cease to be of further effect.

8. **Series B Preferred Stock Not Redeemable.** Holders shall not be entitled to request a redemption of their shares of Series B Preferred Stock. Only the Corporation may initiate a call of the shares of Series B Preferred Stock pursuant to Section 6 above.

9. **No Preemptive Rights.** Holders shall not be entitled to preemptive rights to acquire additional capital stock of the Corporation.

IV. Series C Preferred Stock

1. Designation; Number of Shares; Rank.

a. **Designation; Number of Shares.** A series of Preferred Stock, designated the Series C Preferred Stock (the **"Series C Preferred Stock")**, is hereby established. The par value of the Series C Preferred Stock shall be $0.0001 per share. The number of designated shares of Series C Preferred Stock shall be 31,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series C Preferred Stock below the number of shares of Series C Preferred Stock then outstanding plus the number of shares issuable upon exercise of outstanding rights, options, or warrants, or other rights to acquire shares of Series C Preferred Stock.

b. **Rank.** The Series C Preferred Stock, with respect to dividend rights, ranks (a) senior to all Junior Stock; and (b) on a parity, in all respects, with all Parity Stock, including but not limited to the Series A Preferred Stock and the Series B Preferred Stock. With respect to any liquidation, dissolution, or winding up of the Corporation, the Series C Preferred Stock, with respect to dividend rights ranks (a) senior to all Junior Stock; and (b) on parity, in all respects, with all Parity Stock, including Series B Preferred Stock. The Series C Preferred Stock will also rank junior in right of payment to the Corporation's existing and future indebtedness. The Corporation has the right to authorize and/or issue additional shares or classes or series of capital stock without the consent of the Holders.

2. Distributions.

a. From and after the date on which the Corporation records the issuance of the first share of Series C Preferred Stock in its stock ledger following receipt of the applicable consideration and acceptance of the purchase by the Corporation (the "**Series C Initial Issuance Date**"), each Holder of shares of Series C Preferred Stock will be entitled to receive, as and when declared by the Board of Directors in its sole discretion, cumulative dividends, which dividends shall be paid by the Corporation out of funds legally available therefor, payable in cash at the rate of ten percent (10%) per annum on the Issue Price per share of Series C Preferred Stock, payable monthly in arrears. The initial payment date will be January 1, 2026 and each subsequent payment date will be the first day of each calendar month thereafter (each a "**Payment Date**"). The record date to qualify for payment of dividends for a Payment Date is 30 days prior to the Payment Date. Dividends will be computed on the basis of twelve 30-day months and a 360-day year. Each payment made to a Series C Holder shall be rounded to the

next lowest cent. Subject to any applicable fiscal or other laws and regulations, each dividend payment will be made by check and mailed to the Series C Holder's address as it appears on the register for such Series C Preferred Stock by the 15th day after the Payment Date.

b. So long as any shares of the Series C Preferred Stock remain outstanding, the Corporation shall not declare, set apart or pay any dividend or make any other distribution of assets (other than dividends paid or other distributions made in stock of the Corporation ranking senior to the Series C Preferred Stock as to the payment of dividends) on, or redeem, purchase, set apart or otherwise acquire (except upon conversion or exchange for stock of the Corporation ranking senior to the Series C Preferred Stock as to the payment of dividends, if any), shares of Junior Stock unless all cumulative dividends and the full monthly dividend on the Series C Preferred Stock for the then current calendar month has been or is contemporaneously declared and paid or declared and set apart for payment.

c. When dividends are not paid in full on the Series C Preferred Stock and any other shares of stock of the Corporation ranking on a parity as to the payment of dividends with the Series C Preferred Stock, all dividends declared upon the Series C Preferred Stock and any such other shares of stock of the Corporation will be declared pro rata so that the amount of dividends declared per share on the Series C Preferred Stock and any such other shares of stock will in all cases bear to each other the same ratio that the dividends per share on the Series C Preferred Stock for the then current dividend period bears to the accrued dividends per share on such other shares of stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend).

d. Holders will not be entitled to any dividend, whether payable in cash, property or stock, in excess of the dividends provided for herein on the shares of Series C Preferred Stock.

3. <u>Liquidation, Dissolution, and Winding Up</u>

a. Liquidation Event. In the event of any Liquidation Event, not including a Deemed Liquidation Event, before any distribution or payment shall be made to Holders of Junior Stock, the Holders of the Series C Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available for distribution to its stockholders, an amount equal to (i) the Issue Price per share, and (ii) a ratable amount of any unpaid cumulative dividends owed to the Holders of Series C Preferred Stock (the "**Series C Liquidation Preference**") for any completed month. Such Series C Liquidation Preference shall be made in parity with any Holders of Parity Stock who also are entitled to receive a Liquidation Preference. After the payment in full of the Series C Liquidation Preference, the Holders of Series C Preferred Stock shall not participate further in distribution of any remaining assets of the Corporation.

b. Deemed Liquidation Event. Upon a Deemed Liquidation Event, before any distribution or payment shall be made to Holders of Junior Stock, the Holders of the Series C Preferred Stock shall be entitled to receive, out of the assets of the Corporation, legally available for distribution to its stockholders, an amount equal to the Series C Liquidation Preference in parity with Holders of Parity Stock also entitled

to a Liquidation Preference. Thereafter, Holders of Series C Preferred Stock will share ratably with any Holders of Parity Stock, ten percent (10%) of any remaining assets of the Corporation.

4. **Voting Rights.** Holders of Series C Preferred Stock will not have any voting rights, except as provided by the MGCL or as expressly provided for in these Amended and Restated Articles.

5. **No Conversion Rights.** There are no conversion rights for the Series C Preferred Stock.

6. **Corporation Call of Shares.** The Corporation may, at its sole option, redeem or call the shares of Series C Preferred Stock, in whole or in part, any time after thirty-six (36) months from the Series C Initial Issuance Date, in cash, upon giving not less than ten (10) Business Days' prior written notice to any Holders whose shares are being redeemed. The Corporation shall call shares pro rata from the Holders. The price for any shares called for redemption shall equal (i) one hundred ten percent (110%) of the Issue Price for the shares, and (ii) an amount equal to any unpaid cumulative dividends for the Series C Preferred Stock multiplied by the number of shares of Series C Preferred Stock being redeemed divided by the total number of outstanding shares of Series C Preferred Stock (the **"Series C Call Price"**). For non-certificated shares, the Series C Call Price must be paid by the Corporation within thirty (30) days of the date of notice provided to the Holders. For certificated shares, the Series C Call Price must be paid by the Corporation within thirty (30) days after the surrender to the Corporation the certificates thereof. Upon the Corporation's exercise of its call right and payment of the Series C Call Price, all rights of the Holders with respect to the called shares, including the right to receive future dividends, shall terminate and such shares shall return to status of authorized and unissued shares of Preferred Stock as described in Section 7 below.

7. **Status of Series C Preferred Stock Upon Retirement.** Shares of Series C Preferred Stock that are called pursuant to Section 6 above thereupon shall return to the status of authorized and unissued shares of Preferred Stock of the Corporation without designation as to a specific series. If pursuant to Section 6 above, all outstanding shares of Series C Preferred Stock are called by the Corporation, all provisions of the designation of Series C Preferred Stock within these Amended and Restated Articles shall cease to be of further effect.

8. **Series C Preferred Stock Not Redeemable.** Holders shall not be entitled to request a redemption of their shares of Series C Preferred Stock. Only the Corporation may initiate a call of the shares of Series C Preferred Stock pursuant to Section 6 above.

9. **No Preemptive Rights.** Holders shall not be entitled to preemptive rights to acquire additional capital stock of the Corporation.

FIFTH: The Corporation, acting through its Board of Directors, may create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, rights or options entitling the Holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes, such rights or options to be evidenced by or in such instrument or instruments as shall be approved by the Board of Directors. The terms upon which, including the time or times, which may be limited or unlimited in duration, at or with which, and the price or prices at which any such shares may be

purchased from the Corporation upon exercise of any such right or option, shall be such as shall be stated in a resolution adopted by the Board of Directors providing for the creation and issue of such rights or options, and, in every case, shall be set forth or incorporated by reference in the instrument or instruments evidencing such rights or options. Without limiting the generality of the foregoing, the authority to adopt and maintain a stockholders' rights plan, and to establish the terms and conditions thereof, including the terms and circumstances under which the rights are to be redeemed, shall be reserved exclusively to the Board of Directors of the Corporation.

SIXTH: The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the bylaws of the Corporation; provided that the number of directors shall never be fewer than one (1). Election of directors need not be by written ballot. These directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws. The number of directors is currently set at four. The names of the current directors are:

- Leonard S. Poncia
- James T. Burnham Jr.
- Michael T. Hines
- Joseph S. Martz

SEVENTH: In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

EIGHTH:

(A) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the laws of the State of Maryland (**"Maryland Law"**).

(B) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of the Corporation or is or was serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Maryland Law. The right to indemnification conferred in this ARTICLE EIGHTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Maryland Law. The right to indemnification conferred in the ARTICLE EIGHTH shall be a contract right.

(C) The Corporation may, by action of its Board of Directors, provide indemnification to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Maryland Law.

(D) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the

Corporation would have the power to indemnify him or her against such liability under Maryland Law.

(E) The rights and authority conferred in this ARTICLE EIGHTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(F) Neither the amendment nor repeal of this ARTICLE EIGHTH, nor the adoption of any provision of these Articles of Amendment and Restatement or the bylaws of the Corporation, nor, to the fullest extent permitted by Maryland Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE EIGHTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

NINTH: The Corporation shall have the right, subject to any express provisions or restrictions contained in the Articles of Amendment and Restatement or bylaws of the Corporation, from time to time, to amend the Articles of Amendment and Restatement or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Articles of Amendment and Restatement or any amendment thereof are subject to such right of the Corporation. Such amendment may be made upon the affirmative vote or written consent of stockholders holding two thirds (2/3) of the issued and outstanding shares of common stock.

TENTH: Except upon the affirmative vote of stockholders holding all the issued and outstanding shares of common stock, no amendment to these Articles of Amendment and Restatement may be adopted by the Corporation which would impose personal liability for the debts of the Corporation on the stockholders of the Corporation or which would amend, alter or repeal or adopt any provision inconsistent with this Article TENTH.

ELEVENTH: Any action which may be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote, only if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of all the outstanding capital stock of the Corporation required to approve such action.

TWELFTH:

(A) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of these Amended and Restated Articles shall be governed by and construed and enforced in accordance with the internal laws of the State of Maryland, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated hereby (whether brought against a party hereto or its respective affiliates, directors, officers, stockholders, employees or agents) shall be commenced in the state and federal courts sitting in the Applicable Courts. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Applicable Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Applicable Courts, or such Applicable Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under these Amended and Restated Articles and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by

applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to these Amended and Restated Articles or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of these Amended and Restated Articles, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(B) **Waiver.** Any waiver by the Corporation or a Holder of a breach of any provision of these Amended and Restated Articles shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of these Amended and Restated Articles or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of these Amended and Restated Articles on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of these Amended and Restated Articles. Any waiver by the Corporation or a Holder must be in writing.

(C) **Severability.** If any provision of these Amended and Restated Articles is invalid, illegal or unenforceable, the balance of these Amended and Restated Articles shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(D) **Headings.** The headings of the various subdivisions hereof are for convenience only, do not constitute a part of these Amended and Restated Articles and shall not affect the interpretation of and not be deemed to limit or affect any of the provisions hereof.

(E) **Notices.** All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Notice to any Holder shall be given to the registered address set forth in the Corporation's records for such Holder. With respect to any notice required to be given to a Holder hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(F) **Payment Timing.** Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. Unless otherwise stated herein, any actions required to be made hereunder on any day that is not a Business Day shall be taken on the next succeeding Business Day.

(G) **Effectiveness.** These Amended and Restated Articles shall become effective upon the filing thereof with the Maryland Department of Assessments and Taxation.

This Articles of Amendment and Restatement has been advised by the Board of Directors and approved by the stockholders of the Corporation. Information required by item (i) of Section 2-607(b)(2)(i) of the MGCL was not changed by the Articles of Amendment and Restatement. The undersigned acknowledges that this

is an act of the above-named Corporation, and verifies, under the penalties for perjury, that the matters and facts stated herein, which require such verification, are true and accurate, to the best of his/her knowledge, information and belief.

ATTESTED BY:

By: /s/ Michael T. Hines
Signature

Michael T. Hines
Name

Secretary
Title

SIGNED BY:

By: /s/ Stephen Schmid
Signature

Stephen J. Schmid
Name

President

Return Address of Filing Party:

Solon Law, PC
Attn: Arden Anderson, Esq.
550 W B Street, #1913
San Diego, CA 92101